Vonage Announces that CFO Dave Pearson will Retire

HOLMDEL, N.J. (January 13, 2020) Vonage Holdings Corp. (Nasdaq:VG) today announced the retirement of David Pearson, who has served as the company’s Chief Financial Officer (CFO) since 2013. He will serve as CFO through May, and then as a special advisor to ensure a smooth transition to his successor. A global executive search firm will conduct the search for Pearson’s replacement. He will actively participate in the selection process.

Pearson helped drive Vonage’s transformation from a Consumer telephony company into a global leader in business cloud communications. He led the execution, financing, and integration of nine acquisitions that transformed the company; scaled the finance function; and led the Consumer segment, which the company has been optimizing as it has grown the Business segment at industry-leader rates. Prior to joining Vonage in 2013, Pearson was with Coopers & Lybrand and then had a 19-year career in investment banking, primarily at Goldman, Sachs & Co.

Commenting on this announcement, Vonage CEO and board member Alan Masarek said, “On behalf of the company and Board of Directors, I want to thank Dave for his seven years of exemplary service to Vonage. Dave was instrumental in developing and executing the acquisition strategy that repositioned the company in growth markets, resulting in Vonage becoming a leader in business cloud communications and a growing and profitable consolidated company.”

Pearson added, “I would like to thank the Board, Alan, and the talented team at Vonage. It has been a privilege to work alongside them, and I am grateful for the seven exciting and impactful years at the company. I am confident that with the full portfolio of owned cloud communications products, a strong long-term balance sheet, and a world-class finance team, Vonage has a bright and successful future.”

About Vonage

Vonage is redefining business communications once again. We're making communications more flexible, intelligent, and personal, to help enterprises the world over, stay ahead. We provide unified communications, contact centers and programmable communications APIs, built on the world's most flexible cloud communications platform. True to our roots as a technology disruptor, our flexible approach helps us to better serve the growing collaboration, communications, and customer experience needs of companies, across all communications channels.

Vonage Holdings Corp. is headquartered in New Jersey, with offices throughout the United States, Europe, Israel, Australia and Asia. To follow Vonage on Twitter, please visit twitter.com/vonage. To become a fan on Facebook, go to facebook.com/vonage. To subscribe on YouTube, visit youtube.com/vonage.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding executive officers and succession planning, within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to, the execution of the Company's succession plan and other factors that are set forth in the

“Risk Factors" section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2018, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

Contacts:
Investor Relations: Hunter Blankenbaker, (732) 444-4926, hunter.blankenbaker@vonage.com
Media: Jo Ann Tizzano, (732) 365-1363, joann.tizzano@vonage.com
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